Conference Call Transcript

AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Event Date/Time: Mar. 09. 2006 / 11:00AM ET

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FINAL TRANSCRIPT

Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Christopher Schwartz

AMN Healthcare Services, Inc. - Senior Director of IR

Susan Nowakowski

AMN Healthcare Services, Inc. - President, CEO

David Dreyer

AMN Healthcare Services, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Jason Boles

Banc of America Securities - Analyst

Jim Janesky

Ryan Beck & Co. - Analyst

Jeff Silber

Harris Nesbitt - Analyst

Chris Rigg

Merrill Lynch - Analyst

Tobey Sommer

SunTrust Robinson - Analyst

Gene Mannheimer

Caris & Co. - Analyst

Bruce Ackerman (ph)

Sandhill Equity Research - Analyst

Craig Benkey (ph)

Founders Asset Management - Analyst

Sam Osceola (ph)

Guggenheim Partners - Analyst

Joe Dickerson

Atlantic Equity Research - Analyst

Billy Day Ammond (ph)

Atlas Capital - Analyst

PRESENTATION

Operator

Welcome to the 2005 fourth quarter and year-end earnings conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. Instructions will be given at that time. If you should require assistance during the call, please press star, then zero. As a reminder, this conference is being recorded. I would now like to turn the conference over to your host, Senior Director of Investor Relations, Mr. Christopher Schwartz. Please go ahead.

Christopher Schwartz - AMN Healthcare Services, Inc. - Senior Director of IR

Good morning. On the call this morning we have Susan Nowakowski, AMN Healthcare’s President and Chief Executive Officer, and David Dreyer, our Chief Financial Officer. I would like to welcome everyone to the AMN Healthcare Services conference call to discuss the Company’s earnings results for the fourth quarter and full year 2005. A replay of this webcast is available at amnhealthcare.com/investors and will be replayed until March 23, 2006. Details for the audio replay of this conference call can be found in our earnings press release.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

I would also like to mention our policy regarding forward-looking statements. As we conduct this call, various remarks that we make about future expectations, plans and prospects constitute forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” and other similar expressions. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. It is possible that our actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those identified in our annual report on Form 10-K for the year ended December 31, 2004, our quarterly reports on Form 10-Q, and our current reports on Form 8-K which have been filed and are publicly available from the SEC. Results reported on this call may not be indicative of results for future quarters. These statements reflect the Company’s current belief and are based upon information currently available to it. Developments subsequent to this call may cause these statements to become outdated. The Company does not intend, however, to update the guidance provided today prior to its next earnings release. I will now turn the call the over to Susan Nowakowski, AMN Healthcare’s President and Chief Executive Officer.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Thanks, Chris. Good morning and thank you for joining us today to discuss AMN’s fourth quarter and year end results for 2005. We really appreciate your interest in AMN Healthcare and for taking the time to participate on our earnings call today. We are very pleased with the performance of our business in 2005 and with our financial results for both the fourth quarter and the full year. Overall the fourth quarter results were at the top end of our guidance range provided to you last November with revenue of 221 million, and diluted earnings per share of $0.21. This represents a 40% increase in revenue and a 50% increase in diluted earnings per share over the fourth quarter of ‘04. On a full year basis, AMN generated revenue of 706 million, and diluted earnings per share of $0.69.

2005 represented an important turning point in our nurse and allied staffing businesses which generated a 5% increase in revenue after two years of contraction and stabilization. While this represented modest revenue growth, our team was able to grow this segment’s operating income by 16% through careful management of expenses and through gross margin expansion.

At the same time, we continue to invest in our future and introduced four new service offerings during the year. The most significant was NurseChoice InDemand, which was launched in order to provide a short term, quick response solution for hospitals who have urgent staffing needs. We also expanded our O’Grady-Peyton International brand with OGP Continuity, OGP Connect Select and OGP Europe.

In 2005, we also took a significant step in fulfilling our long-term strategy of growth and leadership by completing the acquisition of The MHA Group, one of the nation’s leading physician staffing companies. In addition to being immediately accretive to earnings, this investment expands AMN’s market opportunity and creates significant competitive differentiation. The expansion also diversifies our revenue and earnings reach. Adequate physician staffing is critical in generating revenue and margins for healthcare facilities. It’s a top priority. And because the physician staffing business currently has lower penetration into the healthcare community, we believe the expansion into this market positions AMN for stronger growth rates in the future. David will provide you with some perspective on what these stronger growth rates mean to our 2006 revenue and earnings guidance following my comments.

But at this time I would like to reflect back on the fourth quarter and some of the trends that are bringing us in Q 2006. Revenues for our nurse and allied healthcare staffing segment increased by 10% in the fourth quarter of 2005 as compared to the same quarter in ‘04. About half of the increase was due to the contribution of the MHA allied and nurse staffing businesses and the other half was the increase driven primarily by the continued bill rate increases in our nursing client business.

We continue to experience a higher percentage increase in our renegotiated rate as hospitals seek to attract travelers from a still relatively tight supply. Demand for travel nurses and allied professionals remained relatively strong during the fourth quarter of 2005 with open orders at about 50% over the prior year. As is typical for this time of year, orders trended down during December and into January. However, open orders are still today at levels far above what we can fill.

On the supply front, the number of unique new high need nurse applicants was higher for 2005 as compared to the prior year, increasing in the high single digits. But bringing in more supply of candidates is still a key to even stronger growth. To bolster our supply for 2006 and beyond, we are increasing our investment in both existing and new supply marketing efforts. Opening new domestic and international supply channels and attracting non-traditional nurse demographics is one of our key strategic initiatives and we think that we are in a prime position this year to be more aggressive in our marketing and recruiting efforts.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Now turning to our newer business segment of physician staffing, we were extremely pleased with all aspects of the performance of this business in the fourth quarter. We filled the equivalent of 29,600 physician days during November and December which was up 20% over the same period in 2004. Physician days filled, which is a new metric for AMN, has long been used by MHA as a measure of physician placement volume. Two additional metrics that we will report for the locum portion of our physician staffing business are revenue per day filled and gross profit per day filled.

In terms of permanent placement, we initiated 360 new search engagements in November and December, which was an increase of 40% as compared to the same period in 2004. Trends in all aspects of our physician staffing business remain very strong as we enter into 2006.

As I reported during our last call, we intend to maximize revenue synergies across our combined staffing lines. The overlap in our nurse, allied and physician client basis is currently relatively small and we believe this provides us with an immediate opportunity to cross market our services. For larger hospital systems or facilities, our combined ability to deliver a more comprehensive solution also gives us access to key decision makers at both the C suites and administrator levels. During the fourth quarter, we began our integration efforts and these activities are going very well, which I attribute to the commitment and exceptional talent of the team members involved.

With the combined strengths and capabilities of our physician, nurse and allied staffing businesses, AMN moves forward into 2006 as an even stronger leader in our industry. We expect demand to continue to be relatively robust in all of our business lines which should also continue to drive increases in our average bill rates and revenue per day. Supply of nurses is still our greatest challenge but we believe that the increased resources we will focus in this area will have a meaningful impact on our candidate pool.

As we look ahead at the macro trends in our industry combined with our enhanced competitive strategy and our broadened management strength, AMN is well-positioned for the future. At this point, I will turn the call over to David Dreyer who will recap our year end financial results and provide you with 2006 guidance.

David Dreyer - AMN Healthcare Services, Inc. - CFO

Thank you, Susan. Before I discuss our fourth quarter results, I would like to recap on a few of the closing details of our acquisition of The MHA Group. Just to remind you, we closed the transaction on November 2, 2005. The final purchase price for MHA was 210 million, which includes an earn-out provision of 47 million of additional consideration based on MHA’s final 2005 financial results and 2.7 million of transaction costs. The final earn-out provision is 9 million more than our earlier estimate of 38 million. The final earn-out will be paid tomorrow with approximately 75% paid in cash and 25% in AMN shares. The cash portion of approximately 36 million will be paid from cash on hand and a small portion of $5 million or less from borrowings on our new revolver and we will issue approximately 721,000 shares in addition to the shares we issued in November.

At year end, our leverage ratio was 2.9 times on a pro forma full year basis as compared to 2.2 times at September 30, 2005. The interest rate on the new debt is partially fixed through interest rate swap agreements. At year end, interest rate was approximately 6.4%. Because operating cash flow from our physician, nursing and allied staffing businesses is expected to remain strong, we anticipate that our debt will will be repaid aggressively.

Now I would like to turn your attention to AMN’s fourth quarter financial results. We reported revenue of 221 million for the fourth quarter of 2005, a 40% increase compared to the 158 million reported for the fourth quarter of 2004; and a 33% increase compared to the 167 million reported for the third quarter of 2005. The increase in revenue in the fourth quarter of 2005 was mostly due to the inclusion of almost two months of MHA revenue as well as the benefit of continued increases in nurse staff billing rates. Diluted earnings pe share for the fourth quarter of 2005 was $0.21, which included non-operating, after tax charges of $0.02 for the writeoff of deferred financing costs associated with the acquisition financing and $0.01 for imputed interest expense related to recording the deferred portion of the purchase price at present value. Excluding these adjustments, our fourth quarter 2005 adjusted diluted earnings per share was $0.24.

With our acquisition of MHA, we’ve identified two business segments which we will report on. The first is our nurse and allied healthcare staffing segment and the second is our physician staffing segment which includes both our locum tenens staffing and permanent placement businesses. For the fourth quarter of 2005, revenue from our nurse and allied healthcare staffing segment was 174 million, a 10% increase from the fourth quarter of last year, and a 5% increase from the prior quarter. The $16 million increase from the fourth quarter of 2004 reflected the inclusion of MHA’s revenue and a 6% increase in revenue generated for traveler due primarily to an increase in the average billing rate charge to hospital and healthcare facility clients. The 7.5 million increase from the prior quarter reflected a 2% increase in revenue per traveller per day.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Revenue from our physician staffing segment in the fourth quarter of 2005 was 47 million, and reflects revenue from November 3 through the end of the year. Locum tenens staffing revenue accounted for approximately 84% of our fourth quarter physician staffing revenue or approximately $40 million. The volume and billing components of our physician staffing revenue are measured with physician days filled and physician revenue per day filled. Days filled is calculated by dividing the physician hours filled during the quarter by eight hours. For the fourth quarter 2005, physician days filled was 29,600, and physician revenue per day filled was approximately $1,337. Gross margin for our locums business in the fourth quarter of 2005 was approximately 27%. We will provide these new metrics in future quarters when reporting on historical physician staffing results.

Physician permanent placement comprised the remaining 7 million of the fourth quarter physician staffing revenue. It’s important to point out that a portion of the permanent placement revenue is deferred and recognized over a service period that reflects the average time frame for completing these types of engagements. At December 31, 2005, the permanent placement deferred revenue balance was $7.6 million, which will grow as our business grows, but it’s not expected to have a material effect on future reported revenue. Gross margin for the permanent placement business during 2005 averaged approximately 60% and reflected a change from the prior accounting methodology whereby permanent placement recruiting expense has been reclassified as a cost of sales rather than as an SG&A expense. The change didn’t reflect our operating, didn’t affect our operating income dollars or margin but did it reduce the gross margin percentage.

For the full year 2005, we reported revenue of 706 million, as compared to 629 million, for the same period a year ago. Net income for the full year 2005 was 22 million, or $0.69 per diluted share, up 28% from 17.3 million or $0.55 per diluted share, for the same period a year ago. Excluding the $0.02 charge for the write off of deferred financing costs and a $0.01 charge for imputed interest expense related to recording the deferred portion of the purchase price at present value, the full year adjusted diluted earnings per share was $0.72.

Gross profit for the fourth quarter was 58 million representing a gross margin of 26.1% as compared to 23.3% in the prior year quarter and 23.7% last quarter. The increase in gross profit and margin were due mainly to the addition of the slightly higher margin physician staffing segment and also due to a widening of the bill to pay spread in the Company’s nurse staffing business.

Selling, General and Administrative expenses, or SG&A, totaled 39 million, representing 17.7% of revenue for the fourth quarter compared to 26 million or 16.7% for the fourth quarter of 2004, and 25 million or 15.1% for the third quarter of 2005. The increase in SG&A expenses was mostly due to the inclusion of MHA’s SG&A expense for the last two months of 2005.

Income from operations for the fourth quarter of 2005 totaled 16.5 million, or 7.5% of revenue, increasing from 8.9 million or 5.6% of revenue, in the fourth quarter of 2004, and from 12.9 million or 7.7% of revenue in the third quarter of 2005.

Net interest expense in the fourth quarter was 4.6 million, which included additional interest expense from MHA and 1.2 million or $0.02 per diluted share, for the write off of deferred financing cost.

Amortization expense for the fourth quarter of 2005 was 503,000, and our full year tax rate was approximately 40% which we expect to remain relatively consistent in 2006.

Turning to our financial position at December 31, 2005, AMN generated 16 million in cash flow from operations during the fourth quarter and at year end had 19 million in cash and cash equivalents on hand. For the full year, the Company generated 44 million in cash flow from operations compared to 39 million in 2004. Our Day Sales Outstanding, or DSO, at the end of 2005 was 57 days as compared to 63 days at December 31, 2004. The decrease in DSO resulted from the MHA business historically having slightly lower DSO levels than the AMN business as well as improvements in the nurse billing and collection processes.

At this time, I will provide you with revenue and earnings guidance for the first quarter and full year 2006. The first quarter 2006 revenue is expected to range from 248 to 252 million, and diluted earnings per share is expected to range from $0.17 to $0.19, which reflects the impact of two fewer billing days in the quarter compared to the fourth quarter of 2005, and includes estimated stock compensation expense of $0.02 related to our adoption of Statement of Financial Accounting Standards 123R, or FAS 123R., on January 1, 2006, and it includes $0.01 for imputed interest expense related to the MHA acquisition. Management believes that diluted earnings per share, Excluding these charges, represents a better indicator of the trends in AMN’s operations. Excluding these charges, first quarter 2006 adjusted diluted earnings per share is expected to range from $0.20 to $0.22.

For the full year 2006, we are pleased to announce that we expect AMN Healthcare to become the first healthcare staffing company in the U.S. to generate revenue in excess of $1 billion with 2006 revenue ranging from 1.025 billion to 1.05 billion, or an expected growth rate of approximately 50% from the 2005 reported revenue. Diluted earnings per share is expected to range from $0.76 to $0.80 which includes

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

estimated stock compensation expense of $0.10 related to the adoption of FAS 123 R, and $0.02 for imputed interest expense. Excluding these adjustments, full year 2006 adjusted diluted earnings per share is expected to range from $0.88 to $0.92. That concludes my financial overview. Thank you for joining our conference call today and for your interest in AMN. We would now like to open the call up for questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from the line of Jason Boles from Banc of America Securities. Please go ahead.

Jason Boles - Banc of America Securities - Analyst

Hi, guys. Susan, you mentioned earlier the integration of MHA and the cross-selling opportunities and cost synergies you expect to see from that. Just wondering how the progress you’ve made compares to your expectations and if you have any sense on how long the integration will take to complete?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Sure, and I think, my comment was probably more around the sales synergies that we expect to gain. Clearly this was a combination that was more about the competitive differentiation in sales synergies as opposed to any cost reductions. Now, certainly our teams are working together to look for those efficiency gains and there are some relatively low hanging fruit there that we can capture. To answer your broader question, I would say thing are going slightly better than we expected. We certainly expected thing to go well and we knew that we would resource it appropriately and have a plan established that our teams are working together extremely well and they have a very well thought out plan across all of the areas including sales, operations and some of the administrative areas and they are working that plan. In terms of the sales synergies which we think is the highest priority, there’s really two aspects to that. One is the field sales activities where we have immediate opportunities to cross-sell to our existing clients in the physician, nurse and allied markets. As I mentioned, we have actually relatively low overlap in our top clients which we think is good news because it gives us that immediate opportunity to be introducing our services to those clients and our teams are in the field doing that.

The other big opportunity is in your larger national accounts and health systems where we can approach the facilities at a higher level, typically in the C suite, to talk about a longer term, broader partnership. Just to anecdotally, it is interesting, our executive leaders from our physician and staffing businesses met just in the last couple of days with 50 hospital and systems CEOs and about 90% of those CEOs said that physician and nurse staffing were in the top three key areas to focus on during the coming years, and that it was a top priority for them. And they were very interested in finding a way to partner with our staffing companies and get away from the short term transactional nature of the relationship. So we certainly got a great validation of our strategy from those interactions over the last couple of days.

Jason Boles - Banc of America Securities - Analyst

Great. On your last couple calls, you spoke about the geographic demand across the country and about an update on your exposure in California. I’m wondering how that’s trended, if California is still your top state, and just what’s going on there.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Sure. There really has not been any significant change in the regional distribution of the business. California is still our largest state. I think we typically stay kind of 20 to 25% of our revenue and that really hasn’t changed. Florida, Arizona, Texas are some of our larger states and that’s been pretty consistent as well. We do see some pick up in demand in some smaller states like Nevada where there is a lot of population growth and lots of building going on there. But it doesn’t come anywhere close to the sheer size of some of the other states like Arizona and Florida.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Jason Boles - Banc of America Securities - Analyst

Just one final one and I will jump back in the queue. Can you give a little more of an update on the NurseChoice initiative, how that compares to your expectations and how much of an impact do you think it will have over the next couple of quarters? I know it was pretty small on your last call.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Sure. Well, it exceeded our expectations in 2005. The team has done a terrific job of building that brand very quickly. I also think it happens to be exactly the right service for the hospital environment today since there is such an urgent demand and it is relatively small and that’s why you are not going to hear about it specifically affecting our earnings but I will say it exceeded our expectations for its first six months in ‘05 and we are expecting it to grow faster than our other travel nurse brands in ‘06, probably more a reflection of its size and its ramp up, but also a reflection of this very urgent demand that hospitals have for nurses to start quickly.

Operator

And your next question comes from the line of Jim Janesky from Ryan Beck and Company. Please go ahead.

Jim Janesky - Ryan Beck & Co. - Analyst

Good morning, a couple of questions. When you look at your outlook for 2006, it implies that your earnings expectations are relatively flat for the year which is inconsistent with the margin trends that happened in the fourth quarter. Can you give us an idea of what your thoughts are there?

David Dreyer - AMN Healthcare Services, Inc. - CFO

Well, sure. The $0.92, the range that we have for earnings per share, which basically the high-end of that was the $0.92, is not that far from what I know the Street consensus was, about $0.93. But a couple things have changed. While the gross margin rates are higher because of the combined physician business and nurse allied business, the SG&A spending levels are a bit higher as well. We’ve historically had our SG&A around 15, 16, 17%, and now with the combination of the physician business, it’s running a little bit higher. That’s actually pretty clear. For example, if you look at the MHA business, they’ve had approximately 800 employees with the revenue base historically let’s say around 300 million. We’ve had 900 employees with a revenue base of over 600 million. So we do have this higher SG&A rate and so that’s partly going to change the make up. But I think we believe that the earnings result is basically somewhat being cautious but it’s also reflecting the fact that we are making some investments this year. Susan had mentioned that we are really focusing on growing our nurse supply. We are making some specific investments in that area which we can expand on. So net/net, we think it’s a respectable earnings result but we are basically looking to make some investments and also covering a little bit of a different cost structure than we’ve had previously.

Jim Janesky - Ryan Beck & Co. - Analyst

Is it appropriate to look at the investments in the following way that if you make the investments and they start to pay off then we could see a better acceleration on the top line? And if the market is such on the flip side that the investments are not paying off, that as you move throughout 2006, you might be expected to scale back?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Well, Jim, let me first address what some of those investments and initiatives are and why we think they are important. We continuously talked about the need to drive greater supply. While we saw increase in supply in ‘05, we think that we have much greater opportunity because of the demand that’s out there and if we can drive stronger supply we can drive some better growth rates. We think we are in a very strong position to kind of step up the pace in our investments and our marketing recruiting efforts to make that happen in ‘06. And so our marketing, for example, we are going to be increasing our nurse and allied marketing spend by about 25% during ‘06 versus ‘05. And that’s to reach out and attract a broader audience of the nursing and allied healthcare professional pool and tap into some new markets as well.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Second area is OGP which has been a very strong supply channel for us in the past. We’ve doubled the number of international nurses that we’ve had working over the last three years, and it’s been a very good proven supply channel for us to build upon. So we are going to be both investing in our existing supply channels which, as you know, last year, we actually had a lower level of spending than expected because of Visa retro graction so we are going to be picking up the pace in the existing supply channels to sort of bolster the supply channels that we already had there but we are also going to be expanding into some new areas like India, Ireland and Singapore where we are setting up offices. Those are markets where we’ve actually been recruiting from and we’ve had very good success so we’ve decided to make the commitment and actually set up offices there and build that pipeline even stronger.

The third area is around conversion of our existing supply. And in a tight supply market, we need to make sure we are doing everything possible to convert the nurses that have already signed up with us and are currently working with recruiters so we are going to be increasing our resources around training and better aligning incentives with recruiters so that we can increase our conversion of the existing supply that’s signed up with us. In terms what have that means to ‘06 and beyond, we do expect to impact in ‘06 from some of the initiatives like training and marketing. We would expect more immediate impact in ‘06 and that is built into our expectations. There is probably some upside there because it’s hard to exactly predict. But some of the investments, we know will take longer, like the OGP, investments which generally don’t see revenue until 18 to 24 months down the road. Does that help? Does that help?

Jim Janesky - Ryan Beck & Co. - Analyst

Yes, that’s helpful. OGP, you mean O’Grady-Peyton, right?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Correct.

Jim Janesky - Ryan Beck & Co. - Analyst

Second is that on your perm fee structure, do you get a percentage of the doctor’s first year’s salary or do you find that it’s generally you have a bigger percentage of retained or a bigger percentage of fixed fee? Can you give us an idea of how that works within your organization?

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Sure. I will talk about this generally how it works and maybe David can also come back and address the deferred revenue piece because that does play into how it’s recognized. Because it is all retained search, about two-thirds of the fees are built based upon the activities and for competitive reasons we don’t want to get into our pricing structure with the hospitals but up front the majority of the fees are billed to the client as activities are performed in terms of the recruitment activities, the interview process. It’s really only a very small portion at the end that is contingent upon ultimately placing the physician. Obviously, in a retained search business, you need to be placing the majority of your physicians in order to maintain your credibility and reputation for that retained fee. So the majority of those fees, just to repeat myself, are sort of activity based around the front end of the process. David, you want to talk about the deferred revenue piece?

David Dreyer - AMN Healthcare Services, Inc. - CFO

The deferred amount is basically, it’s fairly big on the balance sheet, over $7 million, but in terms of the recognition of revenue, it’s fairly insignificant. Basically we have to defer a portion of it during the activity of the engagement period or and recognize it as basically it’s considered to be earned or in some cases no longer contingent but again on a full year basis, because this business is also growing the effect basically on revenue is again fairly insignificant.

Jim Janesky - Ryan Beck & Co. - Analyst

So just to be clear it’s not in the physician placement market generally, it’s more of a fixed or retained fee as opposed to a percentage of the first year’s salary, for example, like it is with other executives in other industries. Is that correct?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Yes, that’s correct. It may be somewhat tied to their compensation level but it’s not like the corn fairies of the world where they charge X% necessarily. And the other thing I will say, the other thing that’s very different than maybe some of the more executive traditional perm placement companies is that the way that MHA has their model set up, there is a constant flow of both demand, I know search engagements and supply of candidates. They don’t have one consultant that’s out there trying to both market the business and find the candidate. They have a very, very strong infrastructure to be constantly driving more demand, more search engagements, and constantly driving candidates and that helps keep a very consistent and growing pool of both demand and supply.

Jim Janesky - Ryan Beck & Co. - Analyst

Okay. Good. One last question, David, the tax rate in the December quarter was higher than your historic rate. It was over 41%. What should we be using going forward?

David Dreyer - AMN Healthcare Services, Inc. - CFO

On a go forward basis, I would say approximately 40% as a rate going forward. Fourth quarter was partly really for us to true up and basically finish the year at a correct rate. One comment I did want to make, though, was that the variability of the tax rate, the fourth quarter was again more about trueing up, it wasn’t necessarily transaction related but on a go forward basis I think the 40% is what we’ve guided at.

Jim Janesky - Ryan Beck & Co. - Analyst

Okay. Thank you.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Thanks, Jim.

Operator

Your next question comes from the line of Jeff Silber from Harris Nesbitt. Please go ahead.

Jeff Silber - Harris Nesbitt - Analyst

Thanks and good morning. In prior calls, you’ve been kind enough to give us a little bit more color on your revenue guidance. I was wondering if we can get the same thing, if you give us some of your expected trends by segment from both the volume and pricing perspective, that would be great.

David Dreyer - AMN Healthcare Services, Inc. - CFO

Sure. You know, we are not really breaking the segments down on a guidance basis but as I did basically explain on a pro forma for historical and I just want to reiterate these numbers again, on a pro forma basis with both MHA and AMN, if you looked at the nursing revenues, fourth quarter, that was about 179 million, and the physician segment was about 71, so that’s the 250 for the quarter broken down roughly 72% nursing, 28% physician. On a full year ‘05 basis, as I said in my prepared remarks, the nursing was about 688 and the physician was about 274, total about 962, same split, 72% nursing and 28% physician. And one other detail and we would basically add on to that again, just historically. If you look at the physician piece and you can pretty much do this with the math on what I gave in the prepared remarks, but in the perm placement business made up roughly 40, low 40s out of that 274, the locum’s around 230. So that’s at least our starting base in 2005 going forward.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Jeff Silber - Harris Nesbitt - Analyst

But again just kind of looking going forward, what would we expect or what are you expecting on trends? I know you don’t want to give specific numbers but trends would be helpful.

David Dreyer - AMN Healthcare Services, Inc. - CFO

Sure. Really we are expecting pretty much growth rates that I think are very similar that have been quoted within the industry. For example, one reference point would be the staffing industry report. nursing, travel nursing, they’ve quoted rates about 5% growth rates. I believe the allied, they said around 9%. Locums, they said around 12%. Without me commenting specifically on our individual growth rates, we believe we are growing consistent with the industry expectations and the aggregate business, certainly the aggregate revenues we believe are in line with those industry expectations.

Jeff Silber - Harris Nesbitt - Analyst

Okay. Great. I think most of us have an understanding of the impact of seasonality on your core nursing business. How does that change with the addition of MHA Group to the model?

David Dreyer - AMN Healthcare Services, Inc. - CFO

Simply, the variation, I think, is not as strong on the physician segment as it has been historically on the nursing allied, but there is a big of a ramp up third quarter similar to the nursing but not quite to the same degree as what we have probably seen historically with the nursing business comparable. One comment I wanted to make though at least on the perm placement side, that’s relatively smooth. It grows at a more consistent level. We don’t see the same variation as we’ve seen on the locums and the nursing side.

Jeff Silber - Harris Nesbitt - Analyst

A couple of other things on guidance and I will let somebody else jump in. What should we be assuming for depreciation, amortization, interest expense and share counts?

David Dreyer - AMN Healthcare Services, Inc. - CFO

The total share count is pretty clear. Let me go through that numbers first. For the basically the full year ‘06, the estimate is about 35.1 million shares on a fully diluted basis. Pretty much for the first quarter, and I think a lot of the quarters going forward, it’s right around 35 million shares. If you look at the depreciation and interest, basically on I guess on a percentage of revenue basis on a full year, interest rate, we’ve mentioned the effective rate’s about 6.4%. That actually might go down slightly because we do have a provision where once our leverage ratio gets full of 3.0, it goes down slightly like about 6.2. So at least for three of the four quarters, we should be more at 6.2. Depreciation on a full year basis is probably close to about $10 million or so with the combined entities or let’s say 2.5 million on a quarterly basis. The incremental amortization that we talked about from the intangibles of the deal, we are still holding to our earlier estimate of about 800,000 a quarter.

Jeff Silber - Harris Nesbitt - Analyst

Great. Thank you so much, David.

David Dreyer - AMN Healthcare Services, Inc. - CFO

Sure.

Operator

Your next question comes from the line of A.J. Rice from Merrill Lynch. Please go ahead.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Chris Rigg - Merrill Lynch - Analyst

Good morning. It’s actually Chris Rigg filling in for A.J. Can you guys provide a few more details on the earn out provision and what caused that to be about $9 million higher than your original estimate?

David Dreyer - AMN Healthcare Services, Inc. - CFO

Sure. The earn out provision, again, it was really based on a measurement of the EBITDA of the MHA business and we had originally had measured it earlier in the third quarter. And then based on the, how it finished at year end, based on the incremental amount of EBITDA, there was also then the multiples added on top of that. For the total deal, that full purchase price now is about 210 million. Basically that comes in at about I think an 8.5, 8.7, I’m sorry, give me one second, I think it’s 8.7 multiple, but when you look at the earn out, the multiples there were in the 6 range. I believe it’s going to average somewhere closer, like not quite 6.5 times. The incremental EBITDA was basically a respectable amount but it was really, that with the multiple on top of that, let’s say roughly 6.5 times in the earn out provision, I think it’s 6.3, that basically accounted for the incremental 9 million. That was really right out of the original agreement and the performance did deliver the incremental EBITDA.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Chris, we were probably a little on the conservative side as we estimated that earn out. As you recall, the earn out had a potential from going from 35 to 52 million. We had estimated it to come in at 38 which was probably at the lower end of what we thought the expectations could be and the business just performed exceptionally well and continued to have a lot of momentum in Q24 and the team has really driven that. And it continues to grow into the first quarter of 2006. So it’s really, I would say for us, it’s good news. As much as it’s more money out the door, we are very very happy to pay it because it’s a great sign of the health and strength of the business. As I said, we continue to see that strength go into the first quarter.

Chris Rigg - Merrill Lynch - Analyst

I guess and just a follow up on that and the profitability of MHA, David you had talked about this a little bit earlier, the sequential increase in SG&A, the sequential increase is probably a little bit higher than what we would have expected and sort of if we did the math on the staffing data you put in there and kind of figure in what the permanent placement would be, it sort of seems like the true positioning staffing business, at least on the numbers here, is not as profitable as what we would have thought given the gross margin and that maybe the physician, the permanent placement business is really the entity that’s substantially contributing to the higher margin relative to the traditional staffing. Is there anything - and is that the right way to this about this business going forward and hopefully that’s reasonably clear.

David Dreyer - AMN Healthcare Services, Inc. - CFO

No, it was but I think that’s the wrong premise, though. I don’t believe the higher profitability is from the perm placement business. The locums business is very much profitable. Again, on a forward basis, I’m not really breaking the two segments out but basically on a full year pro forma basis, the combined physician gross margins are 31, 32%. And the SG&A spending levels are higher, as I said, the 23, maybe 24%, but on a combined basis, the Company is going to look at pretty much a gross margin of 26, 26 plus percent and an SG&A spending level of, let’s say, 19%. So again I think that was sort of anticipated. When you get down to EBITDA margins, as we said when we first announced the deal, nursing has pretty much been trending at 7%, EBITDA margins going up to 8, and the combined physician business 8% margins going up, upward. And so on a combined basis, you blend it. We’ve been sort of targeting somewhere around the 7.5, working our way up to 8, and I believe that the locums is very much contributing to that. There’s not a difference in terms of the profitability. We talked about the change in some of the accounting on the permanent placement business. Still, though, the gross margins there being 60% are clearly very respectable. But it is a relatively smaller piece of our business. Physician in ‘05 made up 28%. The perm placement business made up a smaller percent. I said on a run rate of roughly 40, 43 million for ‘05. I think that was the wrong premise. I believe both are contributing and certainly that’s helping to improve our earnings and we believe that’s reflected in the guidance we’ve given.

Chris Rigg - Merrill Lynch - Analyst

Okay, and just the last question here on a different subject. Just in terms of your acquisition pipeline going forward and sort of the outlook there, what’s your appetite at this point? Is it really just to clamp down and focus on doing things organically over the next year or two or do you think there’s still some opportunity to pick off some competitors here?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

For the next year, we are very focused on the integration of these two businesses and really positioning ourselves within the marketplace and taking advantage of what we have to offer our hospital clients. We also are focused on paying down our debt. While we are comfortable with the debt levels that we are at, we’d like to pay that down so that it gives us more flexibility in the future. There are some pocket opportunities that we will continue to look at over the next year or two, around the allied health in particular. Pharmacy staffing continues to be an area that our clients ask us for and we are not currently providing. We can also continue to bolster our position within the overall allied market. We believe that we are about the number three player in the allied market with our combined brands and we think we could continue to grow that organically but also could add to that via acquisition. Down the road it is conceivable that we would continue to build upon our physician staffing business but we have such a phenomenal team right now with our physician staffing business and they are driving terrific organic growth so we want to let them continue to focus on that for the short term.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Chris Rigg - Merrill Lynch - Analyst

Okay. Thank you very much.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Thanks, Chris.

Operator

Your next question comes from the line of Tobey Sommer from SunTrust Robinson.

Tobey Sommer - SunTrust Robinson - Analyst

Good morning. Could you comment on what retention has been like within The MHA Group in terms of key personnel and what your expectation is for the balance of the year?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Yes. We haven’t seen any change in retention there at the management level. All of the team managers that were there when we were talking about coming together are still there today and passionately driving that business and that great performance that you saw in the fourth quarter. I can tell you they are an exceptionally talented and engaged group of managers and sales professionals. And so we haven’t seen them miss a beat or be at all distracted. If anything, they are just extremely focused on helping to continue to build not only the physician business but the broader business. In fact, they are hiring significant staff there. That’s not to replace people but that’s to continue to build upon their team. As we mentioned in previous calls, the two founders, CEO Joe Hawkins and President Jim Merritt, do have employment agreements with us for two years. However, there is nothing to make me think that they wouldn’t be here even beyond that at this point.

Tobey Sommer - SunTrust Robinson - Analyst

I was wondering you mentioned investing in both marketing and maybe even recruiters. I was wondering if you could share with us either the number of recruiters that you have, I’m thinking on the nurse staffing side, and/or sort of the year over year change in your recruiter base and maybe talk about the capacity that you think you have among your existing recruiters even before you kind of add somebody?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Sure, Tobey. You’re right, we have not provided specific numbers for competitive reasons on the number of recruiters and I’m pretty consistent, what we tend to be even more focused on, we just believe it’s our job to have the right number of sales professionals and recruiters and for that matter matter, yes, we are adding to that over the next year, but we believe that we have even greater opportunity to grow our recruiter productivity. Now our recruiter productivity did grow in the fourth quarter. In fact it was one of our best quarters on a year over year basis in terms of productivity growth but we are still at relatively lower productivity levels compared to where we were, say, three, four years ago. So we know that we have room to grow that recruiter productivity. So we are going to be investing in initiatives this year to try to bring that productivity level up and help our recruiters to place more individuals that they are working with.

Tobey Sommer - SunTrust Robinson - Analyst

Thanks. Could you describe the current pricing trends as you head into the first quarter and maybe in the travel nurse staffing and maybe contrast them whether there is an acceleration or stability in terms of the price increases that you’ve been getting in recent months versus a couple of quarters ago?

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Sure. We started to talk in the third quarter of last year, in particular, about being at above 5% in our renegotiated rates and that’s part of what you have seen flow through to our higher revenue per traveller per day. During the fourth quarter and first quarter, we’ve seen that stay above 5% and in the first quarter, it’s actually, it has accelerated. So we don’t see any change in that pricing environment. If anything, we have seen a slight acceleration since the first of the year.

Tobey Sommer - SunTrust Robinson - Analyst

And I guess I fibbed. I will ask one follow up related to that, then. When you look at your different customers on either a regional basis or on a relative size basis, can you decipher any trends in those price increases that you are seeing, either is it among smaller customers versus large once or is it in California versus Florida, could you comment on that?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Well, for competitive reasons, I probably don’t want to provide too much detail and color. I think we’ve said in the past that the pricing increases have been relatively consistent across the sort of the West Coast and the East Coast or the western U.S. and eastern U.S. I’d say that continued to be true other than the first part of this year we probably have seen greater pricing traction in the east than we have in the west and I think that’s because some of those hospitals have been lagging behind and maybe kind of dragging their heels and now they are coming into some of their higher needs seasonally they are realizing that they need to become more competitive in their bill rate so they can get the travelers that they need.

Tobey Sommer - SunTrust Robinson - Analyst

Thank you very much.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Thanks, Tobey.

Operator

Your next question comes from the line of Gene Mannheimer from Caris & Company.

Gene Mannheimer - Caris & Co. - Analyst

Hi, and congratulations on a great quarter. My questions are, can you just remind us of the top line growth rate of the MHA business historically?

David Dreyer - AMN Healthcare Services, Inc. - CFO

Sure. Basically if you go back to the 8-K that we had filed earlier and you look at what the growth rates were on revenue from ‘04 to ‘05 on a pro forma basis to ‘04, it’s in like the mid 30 range from this last year. If you go back historically over about a five-year period, let’s say 2001 through 2004, it was also in the 30% average growth rate revenue top line growth as well. I would not necessarily say that’s always, the assumption of going forward. Clearly that’s inconsistent with what the industry report is guiding for the locums industry but that’s historically been the revenue growth rate. I also would like to add is that late in ‘04, they did make pretty significant investments in terms of growing their sales group, adding employee resources with the intent of, again, growing sales and that in essence has been very effective in ‘05, I think contributing to that 30 plus percent growth rate.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Gene Mannheimer - Caris & Co. - Analyst

Thanks, David. Could you break out for us in Q4 depreciation from amortization?

David Dreyer - AMN Healthcare Services, Inc. - CFO

Q4 depreciation expense -

Gene Mannheimer - Caris & Co. - Analyst

While you’re looking for that, a question for Susan. I think one or more of your competitors had cited weak hospital admissions as a current marketplace challenge. Do you see that and if so, is there anything to defend against that?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

I’m sorry, could you repeat that?

Gene Mannheimer - Caris & Co. - Analyst

Yes. I was saying one or more of your competitors had cited weak hospital admissions as a current trend in the marketplace and I wanted to know if you are seeing that as well and if there is anything to do to combat that.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

We see and hear the same things that you and the other analysts here in terms of soft hospital admissions. But what we hear more from our clients and what we see in the macro environment is that the number of healthcare job openings and job quits, basically the tightness of the permanent labor market for hospitals, continues to drive demand. If you go to the BLS information where they report the number of job openings and job quits, it was up again on a year over year basis in the fourth quarter. And so that continues to drive strength in demand. Really throughout ‘05, we believe that it was that tight kind of labor market that really drove the surge in demand because clearly it wasn’t a rise in admissions. I don’t think that anyone foresees that landscape changing significantly throughout ‘06. It continues to be a tight labor market for hospitals and so that’s why we believe that sort of regardless of admissions, we will continue to have a strong demand. Now that’s on the nursing and allied side in particular. On the physician side, hospitals and physician practice groups are always looking for physicians because they’re such an important element in driving revenue and margin for the hospitals, and in building their service reach within their community.

David Dreyer - AMN Healthcare Services, Inc. - CFO

Gene, the answer on the other question you asked, for Q4, the amortization is about 500,000. But again we only had two months of MHA. And as I said earlier, on a full quarter basis, you would expect that to be about 800,000 per quarter. The depreciation was 1.7 million for the quarter,

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

and that’s a good rate going forward as well. So my earlier comments about the combined being 2.5 million per quarter would be on a go forward basis, 800 amortization and 1.7 million of depreciation per quarter.

Gene Mannheimer - Caris & Co. - Analyst

Great. Thank you.

Operator

Your next question comes from the line of Bruce Ackerman from Sandhill Equity Research.

Bruce Ackerman - Sandhill Equity Research - Analyst

Good morning and congratulations again on the MHA acquisition which seems to be turning out so well for you. You already gave us your thoughts on acquisitions in the near term but my question is down the road, can you tell me how you view the attractiveness of a per diem staffing business acquisition?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

It’s not something that’s in our short term strategy because we believe that we are currently in the most attractive segments of healthcare staffing industry and certainly if you look at growth rates within the industry, travel nurse staffing, allied staffing and locums tenens staffing have all been the most attractive growth rates and we think, just because of the macro trends, will continue to be so. It also gives us the opportunity to leverage our operating model because these are all businesses that tend to be fairly centralized in their operations and yet have a national reach and so it gives us that ability to gain some competitive advantage and efficiencies by combining our, some of our back office resources or even for that matter our sales resources where appropriate. So it’s not, per diem isn’t something that we are looking at sort of in the foreseeable future so it’s sort of hard for me to comment several, several years out but we think that we are in the right market for the next two years.

Bruce Ackerman - Sandhill Equity Research - Analyst

Okay, thank you.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Thanks, Bruce.

Operator

And your next question comes from the line of Craig Benkey from Founders Asset Management. Please go ahead.

Craig Benkey - Founders Asset Management - Analyst

Good morning. I just wanted to understand the marketing and recruiting spend a little better. Am I correct in assuming that all of that expense falls into G&A or do you put some of that into cost of goods?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

It is all in SG&A, Craig.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Craig Benkey - Founders Asset Management - Analyst

Okay. And if you can help me out with what was the approximate spend on that in ‘05?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Well, we are not going to break out each individual one. Anecdotally I think I mentioned that marketing was about a 25% increase and that equates to about a $2 million increase in spend in 2006.

Craig Benkey - Founders Asset Management - Analyst

Okay.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

That’s just one of the factors but that’s one that’s very important because it’s focused on driving new supply. Now OGP, you’d have to break out differently because OGP, part of it was the fact that we spent less in some of our existing supply channels last year so it’s really bringing up those supply channels to where we want them to be to drive volume for the future but then also on top of that, expanding into some of the newer markets. Now the difference with OGP is that some of the spend is investing to drive volume. Some of the spend is directly related to the volume that you are driving meaning that you are not going to spend it unless you actually get the candidates in the pipeline.

Craig Benkey - Founders Asset Management - Analyst

Okay. And all that spend is basically just on getting more recruiters at the firm working or is some of it in other areas that actually is a permanent expense like some kind of marketing or ad campaigns to drive nurses into your door?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

I think of it in three areas, one is, yes, some additional headcount in order to reach out and recruit and interface with the candidates. The second is around marketing and advertising and attracting the candidates and the third is around the actual sort of operational expense, the candidates traveling, investing in their education to take their licensure test, through the immigration process and that’s where I say you are only spending those dollars if you are actually getting the candidates into the pipeline.

Craig Benkey - Founders Asset Management - Analyst

Thank you.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Thanks, Craig.

Operator

Your next question comes from the line of Sam Osceola from Guggenheim Partners.

Sam Osceola - Guggenheim Partners - Analyst

Hey, guys. Jumped on late so sorry if this has already been answered but looking to get what CapEx was, one for the quarter and the full year ‘05, and if you have projections for that for ‘06, and also if you were going to provide EBITDA guidance for ‘06 as well.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

David Dreyer - AMN Healthcare Services, Inc. - CFO

Sure. Capital spending basically for the full year of ‘05 which again is mostly in end sight was right around $4 million so that’s kind of consistent with what we’ve been guiding. On a go forward basis, we expect it to be a little bit higher in ‘06, more in the neighborhood of 6 to $7 million, so again relatively small.

Sam Osceola - Guggenheim Partners - Analyst

Just on the EBITDA guidance for ‘06, do you have a range?

David Dreyer - AMN Healthcare Services, Inc. - CFO

We don’t really give that guidance but as I had mentioned historically, if you looked at what we have been saying is that the nursing we have been 7% working up and the physician side had been more 8%. So I think if you looked at it on a pro forma basis or you go back to the the 8-K and what we have been reporting, basically I think we are working towards high 7’s, low 8’s, as being a territory that we have been moving into.

Operator

And next we’ll go to the line of Jeff Silber from Harris Nesbitt.

Jeff Silber - Harris Nesbitt - Analyst

My questions have been answered, thanks.

Operator

We’ll move on to the line of Tobey Sommer from SunTrust Robinson.

Tobey Sommer - SunTrust Robinson - Analyst

One other question, on the travel side, the nurse side, what sort of opportunity do you have perhaps to get some gross margin expansion not only from higher bill rate and bill pay rates per expansion but also maybe having more in shared housing or any of the other kind of ancillary expenses that hit cost of service. Is there any opportunity there as you look into ‘06?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

We are really projecting our gross margin percentage to be a relatively consistent throughout 2006 and, yes, we do expect to get pricing increases but we are going to be passing that along in bill rates, I’m sorry, pay rate increases and covering some housing increases as well. We know that because of the low vacancy rates across the country that there is likely to be some housing cost increases so our bill rate increases are used to increase the overall nurses compensation package which can come in the form of increased housing, increased housing subsidies because if housing costs are going up, our nurses are expecting us to pay them potentially a higher subsidy to cover that and also pay rate. So all of that translates down to a pretty consistent gross margin percentage throughout ‘06. Is there upside? Sure. If we were to get stronger pricing increases than we anticipate, then there could be upside but in the short term, we believe we should use those pricing increases largely to pass on the nurse to drive greater supply.

David Dreyer - AMN Healthcare Services, Inc. - CFO

The only thing I would add to that, Tobey, is there’s sometimes, is a timing lag effect because we are managing obviously how we pass on the higher billing rate to travelers that last quarter, for example, you see that some of it still landed in gross margin but that’s because we were very

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

careful as to and strategic as to how we pass it on in housing or benefits or pay rates. So as long as the price increases continue to grow, there can be a lag effect but as Susan said, the margin rates will ultimately start to average fairly consistently because we are passing it on. That’s our strategy.

Tobey Sommer - SunTrust Robinson - Analyst

Thank you. And one last question, could you comment on retention within the travel nurse segment and what you are seeing in terms of average length of assignments? Are you having more of your nurses ask to stay on with their current client?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Sure, Tobey. Regarding retention rates, we were very pleased with our fourth quarter. In fact, we believe that we have the highest retention rates in the industry. We tend to run between 70 and 75% meaning when we have somebody coming coming off an assignment in a month, are they rebooking with us on an extension or a new assignment. In the fourth quarter, we saw our largest percentage increase during the year. And overall for the full year ‘05, we saw those retention rates go up. So we are pleased with where they are. We think we can do better and again in a tight supply market, that becomes even more important. In terms of extensions, that would be a reflection of that, but yes, for a small number we are seeing a small number of people rebook, not necessarily at an existing assignment but just rebook with us in general. We haven’t seen a big change in the, what we would call book to start time frame which is from the time you actually confirm them for an assignment to when they start. That’s actually within a day of where it was a year ago. So our trends in our assignment durations have been pretty consistent. Now NurseChoice changes that a little bit but that’s such a small number that it doesn’t really change our aggregate number.

Tobey Sommer - SunTrust Robinson - Analyst

Thank you very much.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Thanks.

Operator

Next we will go to the line of Craig Benkey from Founders Asset Management.

Craig Benkey - Founders Asset Management - Analyst

Thanks for the detail on the increase in marketing spend. One thing though that just doesn’t seem to make intuitive sense, I would like some clarification on it, the G&A which is where all of that spend would fall, was about 17.5%, 17.7 this quarter. And I think, David, you said that kind of maybe around 19% is where that would fall in ‘06. So 150 basis point change. That’s more like a 15 to $16 million difference if I just take the midpoint of the 2006 revenue guide, around 1 billion 35. That seems like a heck of a lot more than just the 2 million that you mentioned on spend. What are some of the items that are really driving that G&A percentage up from 17.5 up to potentially 19?

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

David Dreyer - AMN Healthcare Services, Inc. - CFO

That’s pretty easy to explain because fourth quarter we only had two months of MHA in that number you are averaging.

Craig Benkey - Founders Asset Management - Analyst

But you only had two months of the revenue so that pretty much shakes out there.

David Dreyer - AMN Healthcare Services, Inc. - CFO

Actually not really. When you do the full year pro forma, basically you will get very close to 19%. I know the fourth quarter you are getting probably 17.7%. But actually the spending levels have been fairly consistent. The fourth quarter I think it’s kind of a combination of not having that full spend, the two-month spending, but again on a pro forma basis, and I know if you go back to look at basically the 8-K that really the combined rate of about 19% really would be an accurate go forward rate. AMN’s been more like 16, 17 but on a combined now with, again I’d say around 22, 23% on a physician MHA basis, that’s going to be closer to our 19% average. There is no other incremental spending event that’s different causing that.

Craig Benkey - Founders Asset Management - Analyst

Okay. Good. Thanks.

Operator

Your next question comes from the line of Joe Dickerson from Atlantic Equity Research.

Joe Dickerson - Atlantic Equity Research - Analyst

Hi, how you doing?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Hi. Great.

Joe Dickerson - Atlantic Equity Research - Analyst

I had a couple of questions around the MHA acquisition and I don’t know if you mentioned this earlier but or if I missed it or not. What was their contribution for earnings and revenue in the recently completed fourth quarter?

David Dreyer - AMN Healthcare Services, Inc. - CFO

We haven’t actually broken that out but in the guidance we basically said that we thought that it would contribute accretion of about $0.02 net and that is consistent with what actually did happen. Now in that $0.02 accretion, again that’s net of this write off of deferred financing cost that I talked about. That’s another equivalent of $0.02. So it is a net $0.02 accretive for the fourth quarter and 2005 and that is net of this $0.02 write off and the deferred financing charges.

Joe Dickerson - Atlantic Equity Research - Analyst

So in your regular business, Excluding the MHA and Excluding the write off, you did around $0.20 you think in your regular core business?

David Dreyer - AMN Healthcare Services, Inc. - CFO

I mean basically the $0.21 and the $0.02 accretion and again I’m adding back there so that’s basically going to tell you around the $0.19.

Joe Dickerson - Atlantic Equity Research - Analyst

So you $0.19 in your core business?

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

David Dreyer - AMN Healthcare Services, Inc. - CFO

Add $0.19 in the core business and also the $0.02 of accretion relative to MHA, yes.

Joe Dickerson - Atlantic Equity Research - Analyst

Okay. I’m just trying to, really trying to understand how like in the last two quarters your Company has significantly like raised the bar on the earnings delivery on the travel nurse business compared to your competitors, so it was like about six quarters in a row before that you were kind of neck in neck with them, and now it seems like you are out delivering 40, 50% more in earnings per quarter than your largest competitors are. How do you think you are able to do that?

David Dreyer - AMN Healthcare Services, Inc. - CFO

I really couldn’t speak to cross country but I think when you look obviously what we are guiding on a go forward basis, we have really a different mix of business and I think Susan pointed out well that we think we are in the two premium sectors of healthcare staffing. Travel nursing and the physician we believe are the two most profitable business segments, cross country obviously is in the travel nursing but they have other segments which are different and so I believe that’s going to contribute to some of the differences.

Joe Dickerson - Atlantic Equity Research - Analyst

But I’m talking about your business Excluding the physician acquisitions. On the travel nurse, when you are going head to head with them, you are some reason, I don’t know how, doing significantly better the last two quarters. You are doing a phenomenal job. I’m wondering how you are putting together this great job.

David Dreyer - AMN Healthcare Services, Inc. - CFO

I guess the third quarter is the one you are calling reference to was $0.22 earnings per share. Again, we had a good quarter. We had a lot of pricing increase contributing to a very healthy revenue growth. Two, we all year, 2005, have managed our SG&A with great discipline and I think that really showed in the third quarter result as we really leveraged to get a very positive earnings per share. I don’t believe there’s that much difference in the makeup of the business that would account for a big difference. I think the way we managed for profitability is really what drove those results third quarter and what we continue to do to drive all of the business, the nursing and allied sectors as we are talking about.

Joe Dickerson - Atlantic Equity Research - Analyst

I just have one more question. As far as the locums tenens business, this recent acquisition, they had 30% revenue growth in the year before you acquired them and I think around 6% the previous year, right, which is a tremendous jump that they had, right? And I’m just wondering that, so they had a 30% jump in revenues last year. Is that something that you are seeing in the whole locums tenens industry where something out of the blue has happened, say in 2005, where all of a sudden the physician placement business is just having these huge jumps? Because that really is a dramatic jump, 30%.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

There is not a lot of public data available on the overall market. There is the staffing industry report which has talked about the 12 to 14% growth over the last couple of years and, yes, we do believe that MHA has grown faster than the market and has taken market share because of their team, because of the way that they developed their model. That significant jump for them was I think driven by a couple of factors one, yes, they are in a terrific market. It’s a relatively less mature market meaning that it doesn’t have the penetration that we see in the nurse staffing business which is great news because it’s got a lot of further room to grow and continue to penetrate into the healthcare community. But also it’s the way that they have established their model. They made significant investments in ‘04 to really build and bolster their infrastructure in order to deliver those results. And so that’s why you saw the big jump in ‘05 and it’s really positioned them well within the marketplace.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Joe Dickerson - Atlantic Equity Research - Analyst

So you attribute it to the execution of the management of MHA?

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

A great market and terrific execution and a great team.

Joe Dickerson - Atlantic Equity Research - Analyst

So but is it more than terrific execution and a fantastic team or is it just a great market or both.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

It’s both.

Joe Dickerson - Atlantic Equity Research - Analyst

Okay. Great.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

You definitely want to be in a good market and they are. And I think the projections are that the locum tenens industry will continue to be in a good market, one because of the macro trends, growing demand for physicians and a relatively tight supply. Also the fact that as I said before, physicians are such important revenue generators for the hospitals, as hospitals seek to grow their revenue and their margin and their service reach which is important to building their revenue, they need to make sure they are focused on physician recruitment. I don’t know if you read recently Lifepoint came out and talked about how critical physicians are to driving their revenue and margin. In fact, Lifepoint executives have publicly said they expect to drive their profits by sharply boosting their physician recruitment activity. So hospitals recognize that physician recruitment is absolutely critical to meeting not only their patient care goals but also their financial goals.

Joe Dickerson - Atlantic Equity Research - Analyst

I’m just wondering one thing like while the travel nursing business was a little bit down the last few years, why companies like yours didn’t look to this locum tenens business for acquisitions before if it’s such a wonderful industry? Why all of a sudden now? Why didn’t you do it like before?

David Dreyer - AMN Healthcare Services, Inc. - CFO

We were trying. I mean. Seriously, we’ve had it as a strategic goal to pursue acquisitions now for several years. It’s a challenging process to have both sides align with the same interest and pricing and et cetera. So believe me, we were trying. It just wasn’t just a fluke.

Joe Dickerson - Atlantic Equity Research - Analyst

Okay. All right. Great. Thank you very much.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Thanks, Joe.

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

Operator

Your next question comes from the line of Billy Day Ammond from Atlas Capital.

Billy Day Ammond - Atlas Capital - Analyst

Hi, guys, thank you. Great quarter. I had a couple of quick questions. First was if you had the whole three months of MHA in the fourth quarter, what would the margin have been in terms of SG&A as a percentage of revenue? You talked about the 19% for overall for ‘05 but you had rapidly increasing revenue so I know that there was some leverage to that throughout the year. So if it was 19% for ‘05, I imagine it ended the year at a lower percentage than it began the year.

David Dreyer - AMN Healthcare Services, Inc. - CFO

Actually on a pro forma basis in a one, the nine months that we reported in the 8-K and also updating this through December 31, the combined SG&A percentage of revenue for Q4 and for the full year ‘05 were actually very similar. It’s very close to that 19%.

Billy Day Ammond - Atlas Capital - Analyst

What drove the margin expansion throughout the year, then? Because there was some margin expansion that you had talked about on the EBITDA line.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Well, for us it was gross profit expansion due to pricing expansion.

Billy Day Ammond - Atlas Capital - Analyst

No, more on the MHA side.

David Dreyer - AMN Healthcare Services, Inc. - CFO

MHA’s gross margin percentage changes were basically, for example, from the nine-month pro forma to the full year pro forma, the fourth quarter and the full year again are a little different but again I think the average on the combined entity pro forma are fairly similar. They have been basically 31, 32, 33% kind of gross margin range on the total physician business. Actually Q4 and the full year ‘05 pro forma that was fairly consistent.

Billy Day Ammond - Atlas Capital - Analyst

No, I understand, but just I guess in looking at the fourth quarter, if it was 17.7% as a percentage of revenues for two months, what was it pro forma for three months? I guess I find it just seems to me hard to believe that it would.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

A little over 18, I think.

Billy Day Ammond - Atlas Capital - Analyst

A little over 18, okay. So that’s kind of where it was running at least as of the fourth quarter. And so then the question is, is obviously some of the increase in the SG&A as a percentage of revenues for next year, some of the incremental marketing spend that you are talking about, it

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

sounded like that some of the spend in terms of building of plans, increasing of marketing initiatives, those sounded to me like some of them might be one time.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

It’s a combination. Some of it is ramping up operations and recruitment efforts and some of it is once you get that pipeline flowing, if you were getting the pipeline then we would expect that we will be spending that going forward, it’s a combination of both.

Billy Day Ammond - Atlas Capital - Analyst

So some one times, some not. If you looked at it and said it was a little over 18 so it kind of, if you looked for a pretty decent size increase then probably you are looking at 18.5, 18.6% as a percent of revenue on a go forward basis from an SG&A standpoint?

David Dreyer - AMN Healthcare Services, Inc. - CFO

You are just talking about the nursing segment?

Billy Day Ammond - Atlas Capital - Analyst

No, I’m talking about overall. If it was at 18.1 in the fourth quarter, overall for the overall business, then going forward with the leverage that you are getting from a growth on the top line perspective, it seems like that leverage should offset some of the additional spend even though I recognize that some of that will go straight through to the nurses.

David Dreyer - AMN Healthcare Services, Inc. - CFO

Yes, Billy, I know it’s a very specific question on our guidance going forward with SG&A and it’s really not a level of detail that we have covered. But I think you are making those assumptions that I really feel like we really probably shouldn’t be commenting on.

Billy Day Ammond - Atlas Capital - Analyst

Okay. But just to be clear, was it a little over 18 for the fourth quarter?

David Dreyer - AMN Healthcare Services, Inc. - CFO

For Q4 on a combined basis, yes. And as I said, it was probably more rounding up towards closer to 19 for both the pro forma Q4 and pro forma full year on a combined basis.

Billy Day Ammond - Atlas Capital - Analyst

You just said it was a little over 18 pro forma combined for the fourth quarter but 19 for the year?

David Dreyer - AMN Healthcare Services, Inc. - CFO

I said the 17.7% is again what we reported, that’s got two months of MHA. On a pro forma.

Billy Day Ammond - Atlas Capital - Analyst

Which three months would be a little over 18 is what Susan said, correct?

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Mar. 09. 2006 / 11:00AM, AHS - Q4 2005 AMN Healthcare Services, Inc. Earnings Conference Call

David Dreyer - AMN Healthcare Services, Inc. - CFO

It’s a little over 18 , could round up even to 19, let’s call it somewhere in the mid 18-point something in the middle there.

Billy Day Ammond - Atlas Capital - Analyst

Okay.

David Dreyer - AMN Healthcare Services, Inc. - CFO

My point was that it’s fairly consistent there on a pro forma basis both Q4 and the full year ‘05 combined.

Billy Day Ammond - Atlas Capital - Analyst

Okay. That makes sense. So very good. Very good quarter. It looks like growth rate, everything is great. And then also looks like some of the spending being one time that actually the earnings power going into ‘07 would be a little bit higher. So I really appreciate the time, great quarter and look forward to future results.

David Dreyer - AMN Healthcare Services, Inc. - CFO

Thank you, Billy.

Operator

There are no further questions.

Susan Nowakowski - AMN Healthcare Services, Inc. - President, CEO

Great. Well, thank you everyone for joining us on the call today. We are very pleased to update you on our results and provide you with our ‘06 guidance and we look forward to updating you on our progress through the year.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and to for using AT&T Executive Teleconference. You may now disconnect.